Exhibit 10-P-12

Form of Final Award Notification Letter for 2005 Performance-Based Restricted Stock Equivalents

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

March ___, 2006
Dear    ,

In March 2005, the Compensation Committee of the Board of Directors awarded you the opportunity to earn restricted stock equivalents (RSEs). The size of this award opportunity was calculated by converting one-half of the value of the amount of stock options that you otherwise would have received to an equivalent value of RSEs. The Compensation Committee designated the following as the 2005 performance objectives for this award:

•	Company Performance
•	Strategic Direction and Operational Effectiveness
•	Leadership
•	People and Culture

The Compensation Committee has reviewed the 2005 performance-to-objectives and determined the 2005 award will pay out at ___% of the grant. Therefore, you are being awarded [ ] RSEs.

Your RSE award will be subject to a one-year restriction period, ending March ____, 2007, during which time dividend equivalents will be paid in cash. As soon as practicable after the restriction lapses, shares of Ford Motor Company Common Stock will be issued to you, less any shares withheld to cover any tax liability on the value of the grant.

Your RSE award is made under the 1998 Long-Term Incentive Plan and is subject to its terms and conditions.

If you have any questions regarding your RSE award, please contact [ ] at [ ] or [ ] at [ ].

Regards,

[ ], Executive Director
Compensation & Benefits